Exhibit 99(j)(2)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees

ING Equity Trust

We consent to the use of our report dated July 29, 2009, incorporated herein by reference, on ING Equity Dividend Fund, ING Real Estate Fund, ING Growth Opportunities Fund (formerly, ING LargeCap Growth Fund), ING MidCap Opportunities Fund, ING Opportunistic LargeCap Fund, ING SmallCap Opportunities Fund, ING SmallCap Value Multi-Manager Fund, and ING Value Choice Fund, each a series of ING Equity Trust, and to the references to our firm under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts

September 25, 2009